Exhibit 10.50
EXECUTION COPY
UNSECURED CREDIT AND GUARANTY AGREEMENT
dated as of August 23, 2007
among
COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.,
COFFEYVILLE ACQUISITION, LLC,
VARIOUS LENDERS
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Sole Lead Arranger, Sole Bookrunner and Administrative Agent

$75,000,000 Senior Unsecured Credit Facility

v

APPENDICES:	A		Term Loan Commitments
	B		Notice Addresses

SCHEDULES:	4.1		Jurisdictions of Organization and Qualification
	4.2		Capital Stock and Ownership
	4.11		Adverse Proceedings
	4.13		Real Estate Assets
	4.14		Environmental Matters
	4.16		Material Contracts
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.7		Certain Investments
	6.12		Certain Affiliate Transactions
	6.12	(a)	Reorganization Transactions

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	B		Term Loan Note
	C		Compliance Certificate
	D		Opinions of Counsel
	E		Assignment Agreement
	F		Certificate Re Non-bank Status
	G-1		Closing Date Certificate
	G-2		Solvency Certificate
	H		Counterpart Agreement
	I-1		GS Capital Partners Guaranty
	I-2		Kelso & Company Guaranty

UNSECURED CREDIT AND GUARANTY AGREEMENT
     This UNSECURED CREDIT AND GUARANTY AGREEMENT, dated as of August 23, 2007 is entered into by and among COFFEYVILLE REFINING & MARKETING HOLDINGS, INC., a Delaware corporation (“Company”), COFFEYVILLE ACQUISITION, LLC, a Delaware limited liability company (“AcquisitionCo”), the Lenders party hereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Sole Lead Arranger and Sole Bookrunner (in such capacity, collectively, the “Arranger”) and as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Company has requested the Lenders to extend credit hereunder in the form of Term Loans to be established on or after the Closing Date in an initial aggregate principal amount not to exceed $75,000,000. The proceeds of the Term Loans will be contributed by Company as common equity to Holdings, contributed by Holdings as common equity to Coffeyville Resources and used by Coffeyville Resources for working capital and general corporate purposes of Coffeyville Resources and its Subsidiaries;
     WHEREAS, the Lenders are willing to extend such credit on the terms and subject to the conditions set forth herein; and
     WHEREAS, the Guarantors have agreed to guarantee the obligations of Company hereunder.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “AcquisitionCo” means Coffeyville Acquisition LLC, a Delaware limited liability company.
          “AcquisitionCo. Reorganization” means a reorganization in which AcquisitionCo. will redeem all of its outstanding common units held by GS Capital Partners V Fund, L.P. and its Affiliates, who will receive the same number of common units in Coffeyville Acquisition II LLC, a newly formed limited liability company to which AcquisitionCo. will transfer half of its interests in each of the Company, Fertilizers and CVR. In addition, half of the common units and half of the profits interests in AcquisitionCo. held by management will be redeemed in exchange for an equal number and type of limited liability interests in Coffeyville

Acquisition II LLC. Following these redemptions, Kelso & Company, L.P. and its Affiliates will own substantially all of the common units of AcquisitionCo., GS Capital Partners V Fund, L.P. and its Affiliates will own substantially all of the common units of Coffeyville Acquisition II LLC and management will own an equal number and type of interests in both AcquisitionCo. and Coffeyville Acquisition II LLC.
          “Acquisition III LLC” means Coffeyville Acquisition III LLC, a Delaware limited liability company, which shall be majority-owned by the Sponsors and certain members of management of CVR.
          “Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to the product of (a) LIBOR in effect for such Interest Period and (b) Applicable Reserve Requirement.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of AcquisitionCo or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of AcquisitionCo or any of its Subsidiaries, threatened against or affecting AcquisitionCo or any of its Subsidiaries or any property of AcquisitionCo or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that GSCP shall not be considered an affiliate of Holdings, Company or AcquisitionCo.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Unsecured Credit and Guaranty Agreement, dated as of August 23, 2007, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Applicable Margin” means (a) with respect to the Term Loans that are Eurodollar Rate Loans, 2.50% per annum; and (b) with respect to the Term Loans that are Base

Rate Loans, an amount equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (a) above minus (ii) 1.00% per annum.
          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the first day of the relevant Interest Period following the effective date of any change in the Applicable Reserve Requirement.
          “Arranger” as defined in the preamble hereto.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than any Credit Party), in one transaction or a series of transactions, of all or any part of AcquisitionCo’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company’s Subsidiaries, other than (i) inventory or other assets sold, leased or subleased, assigned, conveyed, transferred or disposed (including bulk sales or leases) in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) the sale, assignment, conveyance, transfer, disposition or other transfer of accounts receivable (only in connection with the compromise thereof) in the ordinary course of business and disposals or replacements of damaged, worn-out or obsolete assets or assets no longer useful in the business, (iii) any sale or disposition deemed to occur in connection with creating, granting or exercising remedies, including foreclosure, in respect of any Liens permitted pursuant to Section 6.2, (iv) any transfer of property or assets or issuance of Capital Stock that constitutes a Restricted Junior Payment permitted by Section 6.5 or Investment permitted to be made by Section 6.7, (v) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business, (vi) the termination in the ordinary course of business of any Hedging Agreement (excluding the Swap Agreement) permitted to be entered into hereunder and otherwise permitted to be terminated hereunder and (vii) sales of other assets for aggregate consideration of less than $2,000,000 in the aggregate during any Fiscal Year..
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).

          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a base rate calculated as a fluctuating rate per annum as shall be in effect from time to time, equal to the greatest of:
               (a) the Prime Rate in effect on such day;
               (b) the Federal Funds Effective Rate on such day plus 1/2 of 1%; and
          As used in this definition, the term “Prime Rate” means the rate of interest per annum announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotation in accordance with the terms hereof, the Base Rate shall be determined with out regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means the Administrative Agent and each Lender.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (vi), (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; (vi) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (i), (ii) and (v) above entered into with any bank meeting the qualifications specified in clause (v) above or securities dealers of recognized national standing; and (vii) customary overnight sweep investment instruments entered into in the ordinary course of business with Wachovia, as cash management bank, or any successor cash management bank.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.
          “Change of Control” means, at any time, (i) (x) prior to an IPO, Sponsors shall cease to beneficially own and control at least at least 35% on a fully diluted basis of the economic interest in the Capital Stock of Parent and at least 51% on a fully diluted basis of the voting interests in the Capital Stock of Parent and (y) after a registered initial public offering of the Capital Stock of Parent, Sponsors shall cease to beneficially own and control, directly or indirectly, on a fully diluted basis at least 35% of the economic and voting interests in the Capital Stock of Parent (it being understood any one or more of the Sponsors may individually or collectively satisfy the minimum ownership and control requirements of this clause (i)); (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than any one or more of the Sponsors (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Parent, in the aggregate, and the percentage voting and/or economic interest voting and/or economic interest acquired by such Person or “group” exceeds, in the aggregate, the percentage of voting and/or economic interest voting and/or economic interest owned by Sponsors or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of any of Parent; (iii) Parent shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; (iv) Parent shall cease to beneficially own and control, directly or indirectly (including through any of Holdings), 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Coffeyville Resources; (v) Holdings (on a collective basis) shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Coffeyville Resources; or (vi) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors (or similar governing body) of Parent on the Effective Date or (b) were nominated for election by the board of directors (or similar governing body) of Parent, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.
          “CL JV” means CL JV Holdings, LLC, a Delaware limited liability company.
          “Closing Date” means August 23, 2007.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.
          “Coffeyville Resources” means Coffeyville Resources, LLC, a Delaware limited liability company.
          “Commodity Agreement” means any commodity exchange, swap, forward, cap, floor collar or other similar agreement or arrangement, including the Swap Agreement, each of which is for the purpose of hedging the exposure of Coffeyville Resources and the guarantors under the Existing Credit Agreement to fluctuations in the price of nitrogen fertilizers, hydrocarbons and refined products in their operations and not for speculative purposes.
          “Company” as defined in the preamble hereto.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consent Decree” means the Consent Decree entered into by the United States of America, the Kansas Department of Health and Environment ex rel State of Kansas, Coffeyville Resources Refining & Marketing, LLC, and Coffeyville Resources Terminal, LLC that was lodged with the United States District Court for the District of Kansas on March 4, 2004 and was subject to public comment until March 18, 2004, including any subsequent amendments thereto.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Coffeyville Resources and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Coffeyville Resources and its Subsidiaries; provided that, solely for purposes of Section 6.8(c), the term “Consolidated Capital Expenditures” shall not include (a) the purchase of plant, property or equipment made within one year (or within eighteen months if a binding agreement to reinvest is entered into within twelve months) of the sale of any asset to the extent purchased with the proceeds of such sale made pursuant to and in accordance with Section 2.14(a) of the Existing Credit Agreement, or (b) the purchase of plant, property or equipment made within one year (or within eighteen months if a binding agreement to reinvest is entered into within twelve months) of the receipt of insurance or condemnation proceeds the extent purchased with such insurance or condemnation proceeds pursuant to and in accordance with Section 2.14(b) of the Existing Credit Agreement.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of the Administrative Agent or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan.
          “Credit Party” means Company, AcquisitionCo and each other Guarantor.
          “Cure Amount” as defined in Section 6.8(e).
          “Cure Right” as defined in Section 6.8(e).
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Coffeyville Resources’ and its Subsidiaries’ operations and not for speculative purposes.
          “CVR” means CVR Energy, Inc., a Delaware corporation.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Term Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Effective Date” means December 28, 2006.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses that in each case is a “qualified purchaser” for purposes of Section 2(a)(51) of the Investment Company Act of 1940, as amended; provided, no Affiliate of any of Holdings, Company or AcquisitionCo shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates.

          “Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities (including, without limitation, the Consent Decree) relating to (i) environmental matters, including any Hazardous Materials Activity; (ii) occupational safety and health, industrial hygiene; or (iii) the protection of human health (as it relates to Releases of or exposure to Hazardous Materials), the environment or natural resources, in any manner applicable to AcquisitionCo or its Subsidiaries or the Facilities.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of AcquisitionCo or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of AcquisitionCo or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of AcquisitionCo or such Subsidiary and with respect to liabilities arising after such period for which AcquisitionCo or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to AcquisitionCo, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would be reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefore, or the receipt by AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in each case that cannot be cured without material liability to AcquisitionCo; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Existing Credit Agreement” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of December 28, 2006, among Coffeyville Resources, Holdings, the guarantors party thereto, the lenders party thereto from time to time, GSCP and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, Credit Suisse, as administrative agent, collateral agent, funded L/C issuing bank and as revolving issuing bank, Deutsche Bank Trust Company Americas, as syndication agent and ABN AMRO Bank N.V., as documentation agent, as amended by the First Amendment to Second Amended and Restated Credit and Guaranty Agreement dated on or about the date hereof, among Coffeyville Resources, Holdings, the guarantors party thereto, the lenders listed on the signature pages thereto, GSCP and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, and Credit Suisse, as administrative agent and collateral agent.

          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or otherwise occupied by AcquisitionCo or any of its Subsidiaries or Affiliates.
          “Fair Share” as defined in Section 7.2.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “Fertilizers” means Coffeyville Nitrogen Fertilizers, Inc., a Delaware corporation.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Coffeyville Resources that such financial statements fairly present, in all material respects, the financial condition of Coffeyville Resources and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.1(i).
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.
          “Form S-1” means Amendment No. 7 to Form S-1 of CVR Energy, Inc. as filed with the Securities and Exchange Commission on June 5, 2007.
          “Funded Letter of Credit” as defined in the Existing Credit Agreement.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantor” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.

          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “GP Purchase Price” as defined in Section 6.9(c).
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each of AcquisitionCo and each Domestic Subsidiary of AcquisitionCo (other than (i) Company, (ii) Holdings and any of its Subsidiaries, (iii) MergerSub 1, (iv) MergerSub 2 and (v) at any time prior to a registered initial public offering or secondary registered offering, CVR).
          “Guarantor Subsidiary” means each Guarantor other than AcquisitionCo.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or a Commodity Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of AcquisitionCo and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of AcquisitionCo and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, in the case of clauses (i) and (ii), certified by the chief financial officer of Coffeyville Resources that they fairly present, in all material respects, the financial condition of Coffeyville Resources and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Holdings” means, collectively, CL JV, Pipeline, Refining, Fertilizers, Transportation and Terminal.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (x) trade payables and accrued expenses arising in the ordinary course of business and (y) obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided however, in the case of non-recourse Indebtedness, the amount of such Indebtedness shall be limited to the value of the assets securing such indebtedness; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; provided that such obligation shall not be deemed Indebtedness unless the underlying obligation would be deemed Indebtedness; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; provided that such obligation shall not be deemed Indebtedness unless the underlying obligation would be deemed Indebtedness; and (x) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, Currency Agreement or Commodity Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement, any Currency Agreement or Commodity Agreement be deemed “Indebtedness” for any purpose under Section 6.8.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable out-of-pocket costs (including the costs of any Remedial Action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Credit Extension or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty or the Sponsor Guaranties)); (ii) the statements contained in the engagement letter between GSCP, Coffeyville Resources and AcquisitionCo with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA (as defined in the Opco Secured Credit Agreement) for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense (as defined in the Opco Secured Credit Agreement) for such four-Fiscal Quarter period.
          “Interest Period” means in connection with a Eurodollar Rate Loan, an interest period of one-, two- or three-months as selected by Company in the Funding Notice or Conversion/Continuation Notice, (x) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (y) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Term Loan shall extend beyond the Term Loan Maturity Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Coffeyville Resources’s and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by AcquisitionCo or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Company, Holdings or Coffeyville Resources or their Subsidiaries); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by AcquisitionCo or any of its Subsidiaries from any Person, of any Capital Stock of such Person (other than Company, Holdings or Coffeyville Resources or their Subsidiaries); and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by AcquisitionCo or any of its Subsidiaries to any other Person (other than Company, Holdings or Coffeyville Resources or their Subsidiaries), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, net of any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “IPO” a registered initial public offering of voting Capital Stock of Coffeyville Resources, any Holdings, any direct or indirect parent of any Holdings, Company or any Parent.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Counterparty” as defined in the Existing Credit Agreement.
          “LIBOR” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum (rounded to the nearest 1/100 of 1%) determined by the

Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as such rate appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page)) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
          “Loan” means a Term Loan.
          “Management Agreement” means, collectively, each of those certain Management Agreements, dated as of the June 24, 2005, by and between each Sponsor and Holdings, as such agreements may be amended or modified in accordance with the terms and provisions hereof.
          “Managing GP” means CVR GP, LLC, a Delaware limited liability company.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the properties, business, assets, liabilities, condition (financial or otherwise) or results of operation of AcquisitionCo, Company and their respective Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits, available to, or conferred upon, the Administrative Agent or any Lender under the Credit Documents.
          “Material Contract” means any contract or other arrangement to which AcquisitionCo or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, including, without limitation, the Swap Agreement.
          “MergerSub 1” means CVR MergerSub 1, Inc., a Delaware corporation which will be wholly-owned by CVR.
          “MergerSub 2” means CVR MergerSub 2, Inc., a Delaware corporation which will be wholly-owned by CVR.

          “Minority Investments” means any Person (other than a Subsidiary) in which AcquisitionCo or any of its Subsidiaries own capital stock or other equity interests.
          “MLP” means CVR Partners, LP, a Delaware limited partnership.
          “MLP Reorganization” means (a) the formation of the MLP, the Managing GP and the Special GP by Coffeyville Resources; (b) the contribution by Coffeyville Resources of the assets of Coffeyville Resources Nitrogen Fertilizers, LLC to the MLP in consideration for a contribution by the MLP of interests in the MLP to the Special GP and the Managing GP; (c) the sale by the Coffeyville Resources of the Capital Stock of the Managing GP to Acquisition III LLC in accordance with Section 6.9(c); and (d) the Restricted Payment made by the Coffeyville Resources to the Sponsors in connection with the acquisition of the Capital Stock of the Managing GP made in accordance with Section 6.5(a)(vii).
          “Moody’s” means Moody’s Investor Services, Inc.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Coffeyville Resources and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “New Term Loans” as defined in the Existing Credit Agreement.
          “Non-US Lender” as defined in Section 2.20(c).
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation D.
          “Note” means a Term Loan Note.
          “Notice” means a Funding Notice or a Conversion/Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Administrative Agent (including former Administrative Agents), including, without limitation, any fees under Section 2.11, the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

          “Obligee Guarantor” as defined in Section 7.7.
          “Opco Secured Credit Agreement” means the Secured Credit and Guaranty Agreement, dated as of August 23, 2007, among Coffeyville Resources, the guarantors party thereto, the lenders party thereto from time to time and GSCP, as sole lead arranger, sole bookrunner, administrative agent and collateral agent.
          “Opco Unsecured Credit Agreement” means the Unsecured Credit and Guaranty Agreement, dated as of August 23, 2007, among Coffeyville Resources, the guarantors party thereto, the lenders party thereto from time to time and GSCP, as sole lead arranger, sole bookrunner and administrative agent.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Parent” means AcquisitionCo and any direct or indirect parent of AcquisitionCo or any corporation or other entity into which AcquisitionCo may be merged or consolidated prior to or in connection with an IPO or which otherwise may be formed by AcquisitionCo and which owns directly or indirectly all of the Capital Stock of Holdings, including CVR Energy, Inc and, for the avoidance of doubt, Mr. John J. Lipinski.
          “Partnership Agreement” means that certain Agreement of Limited Partnership of CVR Partners, L.P., entered into among the Managing GP, the Special GP, and Coffeyville Resources, dated on or about August 22, 2007.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Cure Securities” means equity Securities of (i) prior to an initial registered public offering, AcquisitionCo and (ii) after an initial registered public offering, CVR, having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six (6) months after the final maturity date of Tranche D Term Loans (as defined under Existing Credit Agreement) and upon which all dividends or distributions, at the election of AcquisitionCo, may be payable in additional shares of such Security.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments, E 1527-00 or, if reasonably requested by the Administrative Agent, USEPA’s standards for “All Appropriate Inquiry”, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, contains (a) an assessment of asbestos-containing materials at such Facility, (b) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials or Hazardous Materials Activity identified as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (c) an assessment of Holdings’, its Subsidiaries’ and the Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein; provided, however, that for items (iii)(b) and (iii)(c) above, the report need only provide cost estimates for matters that could reasonably be expected to result in liability to or expenditures by Holdings or its Subsidiaries in excess of $1,500,000.
          “Pipeline” means Coffeyville Pipeline, Inc., a Delaware corporation.
          “Platform” as defined in Section 5.1(r).
          “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.
          “Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.
          “Projections” as defined in Section 4.8.
          “Qualified IPO Proceeds” as defined in Section 2.14(e).
          “RCRA Administrative Orders” means (a) the Administrative Order on Consent between the Seller and the EPA dated October 21, 1994 pursuant to RCRA Docket No. VII-94-H-0020; and (b) the Administrative Order on Consent between the Seller and the EPA dated January 12, 1996 pursuant to RCRA Docket No. VII-95-H-0011, in each case including any subsequent amendments thereto.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

          “Refining” means Coffeyville Refining and Marketing, Inc., a Delaware corporation.
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Related Agreements” means, collectively, the Swap Agreement, the Management Agreement and the Partnership Agreement.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iii) any response actions authorized by 42 U.S.C. 9601 et. seq. or applicable state law.
          “Replacement Lender” as defined in Section 2.23.
          “Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of AcquisitionCo or Company now or hereafter outstanding, except a dividend or other distribution payable solely in shares of Capital Stock; (ii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of AcquisitionCo or Company now or hereafter outstanding; and (iii) management or similar fees payable to Sponsors or any of its Affiliates.
          “Revolving Commitment” as defined in the Existing Credit Agreement.
          “Revolving Loan” as defined in the Existing Credit Agreement.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Seller” means Coffeyville Group Holdings, LLC.
          “Settlement Confirmation” as defined in Section 10.6(b).
          “Settlement Service” as defined in Section 10.6(d).
          “Significant Subsidiary” means any Subsidiary of AcquisitionCo now existing or hereafter acquired or formed which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the period of the most recent four full Fiscal Quarters of AcquisitionCo accounted for more than 5% of the total consolidated revenues of AcquisitionCo and its Subsidiaries for such period or (ii) as at the end of the most recent Fiscal Year, was the owner of more than 5% of the total consolidated assets of AcquisitionCo and its Subsidiaries as at the end of such Fiscal Year; provided that each of Coffeyville Resources Nitrogen Fertilizers, LLC, Coffeyville Refining & Marketing, LLC and Coffeyville Resources Crude Transportation, LLC shall be a Significant Subsidiary.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of AcquisitionCo substantially in the form of Exhibit G-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Special GP” means CVR Special GP, LLC, a Delaware limited liability company.
          “Sponsor Guaranties” means each of the guaranties, dated the Closing Date from (i) GS Capital Partners V Fund, L.P. and (ii) Kelso & Company, L.P., in the form of Exhibits I-1 and I-2 hereto, respectively.

          “Sponsors” means each of (i) GS Capital Partners V Fund, L.P. and its Affiliates (excluding portfolio companies) and (ii) Kelso & Company, L.P. and its Affiliates (excluding portfolio companies), and “Sponsors” shall refer collectively to the Persons referred to in clauses (i) and (ii).
          “Subject Transaction” as defined in Section 6.8(d).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. For purposes hereof, except where otherwise expressly set forth herein, Company shall be deemed a Subsidiary of AcquisitionCo.
          “Swap Agreement” means the ISDA Master Agreement dated as of June 24, 2005 by and between J. Aron & Company (or any other subsidiary of The Goldman Sachs Group, Inc. that succeeds to J. Aron & Company) and Coffeyville Resources (including the schedules and any credit annex thereto and the confirmations thereunder, including, without limitation, any confirmations entered into after the Closing Date), pursuant to which the parties thereto have entered into certain commodity price derivative transactions, as each may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted herein.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
          “Term Loan” means a Term Loan made by a Lender to Company pursuant to Section 2.1(a).
          “Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan.
          “Term Loan Commitment Period” means the period from the Closing Date to but excluding the Term Loan Commitment Termination Date.
          “Term Loan Commitment Termination Date” means the earlier to occur of (i) the Term Loan Maturity Date and (ii) the consummation of a registered initial public offering or secondary registered offering of voting Capital Stock of any Holdings, any Subsidiary of Holdings, any Subsidiary of AcquisitionCo that is the direct or indirect owner of any equity interests in any Holdings or any Parent.

          “Term Loan Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the available and unused Term Loan Commitment of that Lender and (b) the aggregate outstanding principal amount of the Term Loans of that Lender.
          “Term Loan Maturity Date” means the earlier to occur of (i) (A) January 31, 2008 or (B) if an initial public offering shall occur on or prior to January 31, 2008, 364 days after the Closing Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.
          “Term Loan Repayment Amount” as defined in the Existing Credit Agreement.
          “Terminal” means Coffeyville Terminal, Inc., a Delaware corporation.
          “Terminated Lender” as defined in Section 2.23.
          “Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt (as defined in the Opco Secured Credit Agreement) as of such day to (ii) Consolidated Adjusted EBITDA (as defined in the Opco Secured Credit Agreement) for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).
          “Transaction Costs” means the fees, costs and expenses payable by AcquisitionCo or any of AcquisitionCo’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and other credit documents related thereto.
          “Transportation” means Coffeyville Crude Transportation, Inc., a Delaware corporation.
          “Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “Unadjusted Eurodollar Rate Component” means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.
          “Underwriting Fees” as defined in Section 2.14(e).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Company shall so request, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(e).
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
SECTION 2. LOANS
     2.1. Term Loans.
               (a) Loan Commitments. During the Term Loan Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Term Loans to Company in an aggregate amount up to but not exceeding such Lender’s Term Loan Commitment. Each Lender’s Term Loan Commitment shall be permanently reduced by the amount of each Term Loan made by such Lender to Company. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Term Loan Commitment shall expire on the Term Loan Commitment Termination Date. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.
               (b) Borrowing Mechanics for the Term Loans.
               (i) Whenever Company desires that Lenders make Term Loans, Company shall deliver to Administrative Agent a telephonic notice promptly (and in any event prior to the actual Credit Extension) followed by a fully executed and delivered Funding Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Eurodollar Rate

Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.
               (ii) Notice of receipt of each Funding Notice, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender with reasonable promptness, on the date of receipt of such Funding Notice.
               (iii) Each Lender shall make the amount of its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Term Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Company.
               (iv) Term Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount.
     2.2. [Reserved].
     2.3. [Reserved].
     2.4. [Reserved].
     2.5. Pro Rata Shares; Availability of Funds.
               (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
               (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Term Loans shall be contributed by Company as common equity to Holdings, contributed by Holdings as common equity to Coffeyville Resources and used by Coffeyville Resources for working capital and general corporate purposes of Coffeyville Resources and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
               (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
               (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loans and Term Loan Commitments of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loan Commitment and Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or Company’s Obligations in respect of any Loan. Company hereby designates GSCP to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
               (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.
     2.8. Interest on Loans.
               (a) Except as otherwise set forth herein, the Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
               (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
               (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin:
provided, that, such interest in clauses (i) and (ii) above shall be, at the Company’s option, capitalized, compounded and added to the unpaid principal amount of the Term Loans on the last day of each Interest Period; provided, further, with respect to Base Rate Loans, interest shall be, at the Company’s option, capitalized, compounded and added to the unpaid principal amount of the Term Loans at the end of each Fiscal Quarter.
               (b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or the applicable Conversion/Continuation Notice, as the case may be; provided, on the Closing Date, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be continued as a Base Rate Loan.
               (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base

Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.
               (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
               (e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on the Term Loan Maturity Date and (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.
     2.9. Conversion/Continuation.
               (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:
               (i) to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or
               (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

               (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, any overdue amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans) (which interest shall be, at the Company’s option, capitalized, compounded and added to the unpaid principal amount of the Term Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
               (a) Company agrees to pay to Lenders having outstanding Term Loan Commitments commitment fees equal to (1) the daily average unused amount of the Term Loan Commitments, times (2) 1.00% per annum.
               (b) All fees referred to in Sections 2.11(a) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be, at the Company’s option, capitalized, compounded and added to the unpaid principal amount of the Term Loans, in each case quarterly in arrears, on the first Business Day of each April, July, October, and January 1 of each year during the Term Loan Commitment Period, commencing on the first Business Day of October 2007.
               (c) In addition to any of the foregoing fees, Company agrees to pay to the Administrative Agent such other fees in the amounts and at the times separately agreed upon.
     2.12. Repayment. The Term Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full in cash on the Term Loan Maturity Date.

     2.13. Voluntary Prepayments/Commitment Reductions.
               (a) Voluntary Prepayments.
               (i) Any time and from time to time: with respect to Base Rate Loans or Eurodollar Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
               (ii) All such prepayments shall be made:
               (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and
               (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans.
in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
               (b) Voluntary Commitment Reductions.
               (i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Term Loan Commitments; provided, any such partial reduction of the Term Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
               (ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Term Loan Commitments shall be effective on the date specified in Company’s notice and shall reduce the Term Loan Commitment of each Lender proportionately to its Pro Rata Share thereof.
     2.14. Mandatory Prepayments.
               (a) [Reserved].
               (b) [Reserved].

               (c) [Reserved].
               (d) [Reserved].
               (e) Issuance of Equity. No later than the first Business Day following the receipt by any of Parent, Holdings or any of Subsidiary of Parent of any Cash proceeds from (i) any issuance of Capital Stock (other than a capital contribution by, or the issuance of any Capital Stock of, Parent, Holdings, or any Subsidiary of Parent to, any Sponsor) or (ii) any IPO or secondary registered offering of any equity interests of Parent, Holdings or any of Subsidiary of Parent in the aggregate in excess of $280,000,000 net of Underwriting Fees, Company shall prepay the Term Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Cash proceeds received for all such offerings, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (“Underwriting Fees”). All IPO proceeds shall be applied on a cumulative basis in the following order: (A) first, to prepay the outstanding term loans under the Existing Credit Agreement in amount not to exceed $280,000,000 net of Underwriting Fees, and (B) second, to prepay the Term Loans. Notwithstanding the forgoing, if the IPO proceeds shall exceed $280,000,000 (“Qualified IPO Proceeds”) net of Underwriting Fees, Coffeyville Resources may repay the outstanding Revolving Loans in the amount required to cause the aggregate unused amount of Revolving Commitments to equal $50,000,000, prior to the prepayment of the Term Loans as set forth in this clause (e); provided, that the aggregate amount of all such repayments of Revolving Loans shall not exceed $50,000,000 in the aggregate.
               (f) [Reserved].
               (g) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.15. Application of Prepayments.
               (a) Application of Prepayments of Loans. Any prepayment of any Term Loan pursuant to Section 2.13(a) or 2.14(e) shall be applied to reduce the remaining principal amount of the Term Loans.
               (b) Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

     2.16. General Provisions Regarding Payments.
               (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.
               (b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid without premium or penalty subject to Section 2.18(c).
               (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
               (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
               (e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, such extension of time shall be included in the computation of the payment of interest hereunder.
               (f) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
               (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
               (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations, shall be applied : first, to the payment of all costs, expenses (includes fees of counsel), liabilities and advances made or incurred by the Administrative Agent in connection herewith, all amounts for which the Administrative Agent is entitled to indemnification hereunder (in its capacity as the Administrative Agent and not as a Lender), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder; second, to the extent of any excess of such payments or proceeds, to the payment of all other Obligations for the ratable benefit of the Beneficiaries; and third, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of the applicable Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining Eurodollar Rate Loans.

               (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or any Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.
               (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or such Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
               (c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; and (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.
               (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
               (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18, Section 2.19 and Section 2.20 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18, Section 2.19 and Section 2.20.
     2.19. Increased Costs; Capital Adequacy.
               (a) Compensation For Increased Costs. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that is issued and becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional stamp or documentary tax or any other excise taxes or similar charges or levies with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               (b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Term Loan Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.
               (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
               (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax imposed by the United States of America or any political subdivision thereof (which Tax shall (i) exclude any tax imposed by a Governmental Authority as a result of a connection or former connection between such Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such Tax, including without limitation, any connection arising from being a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein, but excluding any connection arising solely from the rights and obligations as a Lender, or the activities of such Lender, pursuant to or in respect of this Agreement or the Credit Documents, and (ii) include any tax (other than a net income tax) imposed both as a result of a connection between a Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such tax and as a result of a connection between the Company and the jurisdiction imposing such tax) from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment,

Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made after deduction for all Taxes not indemnified hereunder and for which additional amounts are not payable hereunder; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid under clause (ii) or (iii) above except to the extent that the deduction, withholding or payment in respect of which such additional amount is required to be paid results from a change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, after the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) relating to such requirement for a deduction, withholding or payment (or the rate thereof) from that in effect at the Closing Date or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Company with respect to Taxes pursuant to this Section 2.20.
               (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender (or other Person beneficially entitled to receive payments under the Credit Documents) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender party hereto on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8ECI (or any successor forms) or, if such Lender or other Person is unable to deliver such forms, two original copies of Internal Revenue Service Form W-8BEN (or any successor forms), properly completed and duly executed by such Lender (or, in the case of a pass-through entity, each of its beneficial owners), and such other documentation required under the Internal Revenue Code or reasonably requested in writing by Company to establish that such Lender (or, in the case of a pass-through entity, each of its beneficial owners) is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot comply with clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender (or, in the case of a pass-through entity, each of its beneficial owners), and such other documentation required under the Internal Revenue Code or reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender making a Loan to Company that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) shall deliver to Company on or prior to the Closing Date (in the case of each Lender party hereto on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company (in the reasonable exercise of its discretion) two original copies of Form W-9 (or successor forms). Notwithstanding anything to the contrary, each Lender shall not be obligated to submit any form that such Lender is legally not eligible to deliver; provided, however, that each such Lender shall notify Company in writing of such ineligibility. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender (or, in the case of a pass-through entity, each of its beneficial owners), and such other documentation required under the Internal Revenue Code or reasonably requested by Company to confirm or establish that such Lender (or, in the case of a pass-through entity, each of its beneficial owners) is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount with respect to any Lender under Section 2.20(b)(ii) or (iii) if such Lender is eligible to, but shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.20(c); provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein to the extent of any withholding or deduction that cannot be avoided by submission of forms similar to those described in this Section 2.20(c).

               (d) If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to Section 2.19 or Section 2.20, it shall promptly pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid, by Company under Section 2.19 or Section 2.20 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses such Lender and without interest (other than any interest paid by the relevant taxing jurisdiction with respect to such refund); provided, that Company, upon the request of such Lender, agrees to repay the amount paid over Company (plus any penalties, interest or other charges imposed by the relevant taxing jurisdiction) to such Lender in the event such Lender is required to repay such refund to such taxing jurisdiction.
     2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Term Loan Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loan Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Term Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Term Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding, and (ii) any mandatory prepayment of the Term Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) such Defaulting Lender’s Term Loan Commitment shall be excluded for purposes of calculating the Term Loan Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Term Loan Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Term Loan Commitment in respect of any Default Period with respect to such Defaulting Lender. No Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans and its Term Loan Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Term Loan Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of any Lender to make a Loan is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
               (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document and each Sponsor Guaranty executed and delivered by each applicable Credit Party and each party to a Sponsor Guaranty for each Lender.

               (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other constitutive or organizational documents as Administrative Agent may reasonably request.
               (c) Consummation of Transactions. (i) Coffeyville Resources shall have received the gross proceeds from the borrowings under the Opco Secured Credit Agreement in an aggregate amount in cash of not less than $25,000,000; (ii) Coffeyville Resources shall have received the gross proceeds from the borrowings under the Opco Unsecured Credit Agreement in an aggregate amount in cash of not less than $25,000,000; and (iii) Company shall have delivered to the Arranger and Administrative Agent a complete, correct and conformed copy of each of the Opco Secured Credit Agreement and the Opco Unsecured Credit Agreement.
               (d) Opinions of Counsel to Sponsors. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP counsel for GS Capital Partners V, L.P. and (ii) Richards, Layton & Finger, P.A. counsel for Kelso & Company, L.P., dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Arranger (and each Sponsor hereby instructs such counsel to deliver such opinions to Agents and Lenders).
               (e) [Reserved].
               (f) [Reserved].
               (g) Transaction Costs. On or prior to the Closing Date, the Company shall have paid all fees, costs and expenses owing to the Administrative Agent and its counsel invoiced to Company on or before the Closing Date and all fees, costs and expenses owing to the Administrative Agent and its counsel under the terms of the Existing Credit Agreement.
               (h) [Reserved].
               (i) [Reserved].

               (j) [Reserved].
               (k) Environmental Reports. Lenders shall have received from Company the most recent environmental reports delivered to lenders under the Existing Credit Agreement.
               (l) Financial Statements; Projections. Lenders shall have received from Coffeyville Resources (i) the Historical Financial Statements and (ii) the Projections.
               (m) [Reserved].
               (n) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Fried, Frank, Harris, Shriver & Jacobson LLP counsel for Credit Parties dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and Lenders).
               (o) Fees. Company shall have paid to the Arranger, the fees payable on the Closing Date referred to in Section 2.11.
               (p) Solvency Certificate. On the Closing Date, the Arranger shall have received a Solvency Certificate from the chief financial officer of Company dated the Closing Date, with appropriate attachments and demonstrating that AcquisitionCo and the other Credit Parties on a consolidated basis are and will be Solvent.
               (q) Closing Date Certificate. Company shall have delivered to the Arranger an originally executed Closing Date Certificate, together with all attachments thereto.
               (r) Completion of Proceedings. All partnership, corporate and other proceedings by the Credit Parties taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Arranger and its counsel shall be reasonably satisfactory in form and substance to the Arranger and such counsel, and the Arranger and such counsel shall have received all such counterpart originals or certified copies of such documents as the Arranger may reasonably request.
Each Lender, by having delivered its signature page to this Agreement, acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     3.2. Conditions to Each Credit Extension.
               (a) Conditions Precedent. The obligation of each Lender to make any Loan, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

               (i) Administrative Agent shall have received a fully executed and delivered Funding Notice;
               (ii) [Reserved];
               (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
               (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the Credit Extension that would constitute an Event of Default or a Default.
Administrative Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of Administrative Agent or Requisite Lender such request is warranted under the circumstances.
               (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders to enter into this Agreement and to make the Loans to be made thereby, each of AcquisitionCo and Company represents and warrants to each Lender on the Closing Date and each Credit Date, the following statements are true and correct (unless relating to a specific date, in which case such statements are true and correct as of such specific date):
     4.1. Organization; Requisite Power and Authority; Qualification. Each of AcquisitionCo and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.
     4.2. Capital Stock and Ownership. The Capital Stock of each of AcquisitionCo and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which AcquisitionCo or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of AcquisitionCo or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by AcquisitionCo or any of its Subsidiaries of any additional membership interests or other Capital Stock of AcquisitionCo or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of AcquisitionCo or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of AcquisitionCo and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to AcquisitionCo or any of its Subsidiaries, any of the Organizational Documents of AcquisitionCo or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on AcquisitionCo or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of AcquisitionCo or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of AcquisitionCo or any of its Subsidiaries (other than any Liens created under the Existing Credit Agreement in favor of the Collateral Agent (as defined in the Existing Credit Agreement), on behalf of the Secured Parties (as defined in the Existing Credit Agreement) or under the Opco Secured Credit Agreement in favor of the Collateral Agent (as defined in the Opco Secured Credit Agreement), on behalf of the Secured Parties (as defined in the Opco Secured Credit Agreement)) secured by property with a value in excess of $1,000,000; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of AcquisitionCo or any of their its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority that has not been made or obtained, as of the Closing Date and any such registration, consent, approval, notice or action, the absence of which could not reasonably be expected to have a Material Adverse Effect.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP (except as may otherwise be expressly noted therein) and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Holdings and any of its Subsidiaries taken as a whole. As of the Closing Date neither AcquisitionCo nor Company has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment which is material in relation to its business, operations, properties, assets or condition (financial or otherwise).
     4.8. Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period Fiscal Year 2007 through and including Fiscal Year 2012, including, if any such Projections would differ if prepared with respect to AcquisitionCo and its Subsidiaries, a statement of reconciliation for such Projections (collectively, the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.
     4.9. No Material Adverse Change. Since December 31, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

     4.10. No Restricted Junior Payments. Following the Closing Date, no Credit Party has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.
     4.11. Adverse Proceedings, etc. Except as disclosed on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither AcquisitionCo nor any of its Subsidiaries (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of AcquisitionCo and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon AcquisitionCo and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except for taxes which are not yet delinquent or that are being actively contested by AcquisitionCo or such Subsidiary in good faith and by appropriate proceedings; provided, that neither AcquisitionCo nor Company shall be in breach of this Section 4.12 so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. AcquisitionCo knows of no proposed tax assessment against AcquisitionCo or its Subsidiaries that would, if made, have a Material Adverse Effect.
     4.13. Properties.
               (a) Title. Each of AcquisitionCo and its Subsidiaries has (i) good, sufficient, legal and insurable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9 and subject to Permitted Liens. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
               (b) Real Estate. (i) (i) As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (x) all Real Estate Assets (including, without limitation, all easements benefiting any Real Estate Asset or necessary for the operation thereof), and (y) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each material agreement listed in clause (y) of the immediately preceding sentence is in full force and effect other than agreements that, individually or in the aggregate are not material to AcquisitionCo and its Subsidiaries, taken as a whole, and AcquisitionCo does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles; and
               (ii) All pipelines, pipeline easements, utility lines, utility easements and other easements, servitudes and rights-of-way burdening or benefiting the Real Estate Assets will not, as of the Closing Date, materially interfere with or prevent any operations conducted at the Real Estate Assets by AcquisitionCo or its Subsidiaries in the manner operated on the date of this Agreement, except for any Permitted Liens (as defined in the Existing Credit Agreement). Except for Permitted Liens (as defined in the Existing Credit Agreement), with respect to any pipeline, utility, access or other easements, servitudes, and licenses located on or directly serving the Real Estate Assets and owned or used by AcquisitionCo or its Subsidiaries in connection with its operations at the Real Estate Assets, to AcquisitionCo’s knowledge, such agreements are in full force and effect other than agreements that, individually or in the aggregate are not material to AcquisitionCo and its Subsidiaries, taken as a whole and no defaults exist thereunder and no events or conditions exist which, with or without notice or lapse of time or both, would constitute a default thereunder or result in a termination, except for such failures, defaults, terminations and other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.14. Environmental Matters . Except as set forth in Schedule 4.14.
               (a) AcquisitionCo and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and, to AcquisitionCo and its Subsidiaries’ knowledge, continued compliance with applicable Environmental Laws, including any reasonably foreseeable future requirements pursuant thereto, by AcquisitionCo and each of its Subsidiaries could not reasonably be expected to result in a Material Adverse Effect;
               (b) AcquisitionCo and each of its Subsidiaries has obtained, and are in compliance with, all Governmental Authorizations (including, without limitation, the Consent Decree and the RCRA Administrative Orders) as are presently required under applicable Environmental Laws for the operations of their respective businesses and Facilities in the same or substantially the same manner as currently conducted or proposed to be conducted on or after the closing, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no pending, or to AcquisitionCo’s of its Subsidiaries’ Knowledge, threatened actions or proceedings seeking to amend, modify, or terminate any such Governmental Authorizations (including, without limitation, the

Consent Decree) or otherwise seeking to enforce the terms and conditions of any such Governmental Authorization except for such actions or proceedings that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
               (c) Other than the Consent Decree and the RCRA Administrative Orders, neither AcquisitionCo nor any of its Subsidiaries nor any of their respective Facilities, or operations or, to AcquisitionCo’s or its Subsidiaries’ Knowledge, any of their previously owned or operated real property are subject either to (a) any pending or, to AcquisitionCo’s or its Subsidiaries’ Knowledge, threatened Environmental Claim or (b) any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity except for such Environmental Claims, order, consent decree or settlement that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
               (d) Neither AcquisitionCo nor any of its Subsidiaries has received any letter or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
               (e) To AcquisitionCo’s and its Subsidiaries’ Knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against AcquisitionCo or any of its Subsidiaries, to materially impair the value or marketability of the Facilities for industrial usage, or could require Remedial Action at any Facility or by AcquisitionCo or any of its Subsidiaries at any other location except for such matters that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
               (f) Except as addressed under the Consent Decree or the RCRA Administrative Orders, as of the Closing Date neither AcquisitionCo nor any of its Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its Facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent State law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and
               (g) As of the Closing Date, (i) AcquisitionCo and its Subsidiaries have provided to the Administrative Agent or given the Administrative Agent access to all copies of existing third-party environmental reports commissioned by Coffeyville Resources and/or submitted by Coffeyville Resources to Governmental Authorities pertaining to actual or potential Environmental Claims or material liabilities under Environmental Laws; and (ii) AcquisitionCo or its Subsidiaries have disclosed to the

Administrative Agent all material relevant information pertaining to actual or potential material Environmental Claims or material liabilities under Environmental Laws.
     4.15. No Defaults. Neither AcquisitionCo nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder other than defaults, the consequence of which, would not result in a Material Adverse Effect.
     4.17. Governmental Regulation. Neither AcquisitionCo nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither AcquisitionCo nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.18. Margin Stock. Neither AcquisitionCo nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to any Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
     4.19. Employee Matters. Neither AcquisitionCo nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against AcquisitionCo or any of its Subsidiaries, or to the best knowledge of AcquisitionCo and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against AcquisitionCo or any of its Subsidiaries or to the best knowledge of AcquisitionCo and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving AcquisitionCo or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of AcquisitionCo and Company, no union representation question existing with respect to the employees of AcquisitionCo or any of its Subsidiaries and, to the best knowledge of AcquisitionCo and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

     4.20. Employee Benefit Plans. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) AcquisitionCo, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service (with respect to any Employee Benefit Plan), any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by AcquisitionCo, any of its Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, and (v) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by AcquisitionCo, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by more than $5,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of AcquisitionCo, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not more than an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. AcquisitionCo, each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
     4.22. Solvency. The Credit Parties on a consolidated basis are and, upon the incurrence of any Obligation by the Credit Parties on any date on which this representation and warranty is made, will be, Solvent.
     4.23. Related Agreements.
               (a) Delivery. AcquisitionCo and Company have delivered to the Arranger complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.
               (b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).
               (c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the transactions contemplated by the Related Agreements have been obtained and are in full force and effect other than such authorizations, approvals and consents, the requirement of which to obtain is waived as a condition to such Related Agreement.
     4.24. Compliance with Statutes, etc. Each of AcquisitionCo and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.25. Disclosure. None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of AcquisitionCo or any of its Subsidiaries for use in connection with the transactions contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact (known to AcquisitionCo or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein (taken as a whole) not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by AcquisitionCo or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to AcquisitionCo or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.26. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the

Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.27. First Buyer . As of the Closing Date, the only states in which Coffeyville Resources or any of its Subsidiaries is the first person who takes, receives or purchases oil or gas from an interest owner at the time the oil or gas is severed from the applicable real estate are Oklahoma, Nebraska, Missouri and Kansas.
     4.28. Schedules. The Schedules attached hereto are not materially different from the Schedules provided in connection with the Opco Secured Credit Agreement and the Opco Unsecured Credit Agreement and the Lenders may rely on the schedules provided in each of the Opco Secured Credit Agreement and the Opco Unsecured Credit Agreement. The Schedules attached hereto are the Schedules delivered to the Administrative Agent under the Existing Credit Agreement on the Effective Date and if such Schedules were updated on the Closing Date they would not materially differ.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that so long as any Term Loan Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. Company will deliver to the Arranger and the Administrative Agent, and the Administrative Agent will distribute to the Arranger and Lenders:
               (a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month ending after the Closing Date, the consolidated balance sheet of AcquisitionCo and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of AcquisitionCo and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
               (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of AcquisitionCo and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of AcquisitionCo and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
               (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of AcquisitionCo and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of AcquisitionCo and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or one of the other “Big Four” independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of AcquisitionCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.8 of the Existing Credit Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default with respect to any financial matters under Section 6.8 of the Existing Credit Agreement, has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;
               (d) Compliance Certificate. Together with each delivery of financial statements of AcquisitionCo and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;
               (e) Statements of Reconciliation after Change in Accounting Principles. At the request of the Administrative Agent, if, as a result of any change in accounting principles and policies from those used in the preparation of the Historical

Financial Statements, the consolidated financial statements of AcquisitionCo and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
               (f) Notice of Default. Promptly upon any officer of any of AcquisitionCo or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any of AcquisitionCo or Company with respect thereto; (ii) that any Person has given any notice to any of AcquisitionCo or any of the other Credit Parties or taken any other action with respect to any event or condition set forth in Section 8.1(b), including any notice of default for failure to pay when due any principal of or interest on or any other amount in respect of Indebtedness in an aggregate principal amount of $2,500,000 or more; (iii) that any money judgment, writ or warrant of attachment or similar process involving an aggregate principal amount of $2,500,000 or more has been entered or filed against AcquisitionCo or any of its Subsidiaries or any of their respective assets; or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;
               (g) Notice of Litigation. Promptly upon any officer of any of AcquisitionCo or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to any of AcquisitionCo or Company to enable Lenders and their counsel to evaluate such matters;
               (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by AcquisitionCo, any of its Subsidiaries or any of their respective

ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other material documents or material governmental reports or material filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
               (i) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated plan and financial forecast for each Fiscal Year (or portion thereof) through the next five Fiscal Years following the Fiscal Year just ended, but not beyond the final maturity date of the loans under the Existing Credit Agreement (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of AcquisitionCo and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of AcquisitionCo and its Subsidiaries for each month of such Fiscal Year, and (iii) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent;
               (j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by AcquisitionCo and its Subsidiaries and all material insurance coverage planned to be maintained by AcquisitionCo and its Subsidiaries in the immediately succeeding Fiscal Year;
               (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of any of AcquisitionCo or Company;
               (l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of AcquisitionCo or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to AcquisitionCo or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by AcquisitionCo or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;
               (m) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports required to be provided pursuant to Section 5.9;

               (n) [Reserved].
               (o) [Reserved].
               (p) [Reserved].
               (q) Other Information. Promptly upon their becoming available, (i) copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by AcquisitionCo to its security holders acting in such capacity, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by AcquisitionCo or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by AcquisitionCo or any of its Subsidiaries to the public concerning material developments in the business of AcquisitionCo or any of its Subsidiaries, and (ii) such other information and data with respect to AcquisitionCo or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender on its own or on behalf of any Lender; and
               (r) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, the Company shall indicate in writing whether such document or notice contains Nonpublic Information. Any document or notice required to be delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless the Company specifies otherwise. The Company and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to AcquisitionCo, the Company, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side lenders.
Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(e) or 5.1(i) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which Company posts such documents or provides a link thereto on Company’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that: (x) Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Company shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Company with any such request for delivery and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
               (s) After CVR’s initial public offering, all references to AcquisitionCo in this Section 5.1 and in the definition of “Historical Financial Statements” shall be deemed to refer to CVR.
     5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than AcquisitionCo and Company) shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.
     5.3. Payment of Taxes and Claims. Each Credit Party will pay all federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or not yet the subject of any proceeding, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any assets or properties of any Credit Party, such contest proceedings, if instituted, would conclusively operate to stay the sale of any portion of the assets or properties of any Credit Parties to satisfy such Tax or claim. No Credit Party will file or consent to the filing of any consolidated income tax return with any Person (other than AcquisitionCo or any of its Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of AcquisitionCo and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
     5.5. Insurance. AcquisitionCo will maintain or cause to be maintained, with financially sound and reputable insurers, such commercial general liability insurance, third party property damage insurance, business interruption insurance and all risk property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of AcquisitionCo and its Subsidiaries which is customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of the size of AcquisitionCo and its Subsidiaries, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
     5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours, if an Event of Default has occurred and is continuing, as often as may reasonably be requested but in any other case, no more than twice per year.
     5.7. Lenders Meetings. Each of AcquisitionCo and Company will, upon the written request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.
     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.9. Environmental.
               (a) Compliance, Hazardous Materials Activities, Etc. Each Credit Party shall take, and shall cause each of its Subsidiaries to take, any reasonable actions necessary to: (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) implement any and all Remedial Actions that are legally required by any Governmental Authority (following final resolution of AcquisitionCo’s or its Subsidiaries’ challenges or appeals, if any, of the relevant Governmental Authority’s order or decision) or that are otherwise necessary to comply with Environmental Laws and or that are otherwise necessary to maintain the value and marketability of the Real Estate for industrial usage, except where failure to perform any such Remedial Action would not reasonably be expected to result in a liability of or require an expenditure by AcquisitionCo or its Subsidiaries in excess of $2,000,000; (iv) materially comply with the terms and conditions of the Consent Decree and the RCRA Administrative Orders, except for such noncompliance that would not reasonably be expected to result in liability of or require an expenditure by AcquisitionCo or its Subsidiaries in excess of $2,000,000; (v) achieve and maintain material compliance with the Clean Air Act

Tier II Clean Fuels requirements in the manner and by the dates specified in the letter from U.S. Environmental Protection Agency (“USEPA”), Office of Transportation and Air Quality, dated February 3, 2004, and the attachment thereto entitled “Compliance Plan for Motor Vehicle Diesel Fuel Sulfur and Gasoline Sulfur Hardship Waiver” or any amendments thereto except for such noncompliance that would not reasonably be expected to result in liability of or require an expenditure by AcquisitionCo or its Subsidiaries in excess of $2,000,000; and (vi) promptly complete all investigations and corrective actions necessary to address the items of noncompliance at the Coffeyville Nitrogen Plant identified in Fertilizers’ self-disclosure submission to USEPA and the Kansas Department of Health and Environment (“KDHE”), dated September 20, 2004, except where failure to perform such investigations or corrective actions would not reasonably be expected to result in a liability of or require an expenditure by AcquisitionCo or its Subsidiaries in excess of $2,000,000.
               (b) Environmental Disclosure.
               (i) Notice. Promptly upon the occurrence thereof, AcquisitionCo shall deliver to Administrative Agent and Lenders written notice describing in reasonable detail (1) any Release that could reasonably be expected to require a Remedial Action or give rise to Environmental Claims resulting in AcquisitionCo or its Subsidiaries incurring liability or expenses in excess of $2,500,000, (2) any Remedial Action taken by AcquisitionCo, its Subsidiaries or any other Person in response to any Hazardous Materials Activity the existence of which has a reasonable likelihood of resulting in one or more Environmental Claims resulting in liability of AcquisitionCo or its Subsidiaries in excess of $2,500,000, (3) any Environmental Claim (including any request for information by a Governmental Authority) that could reasonably be expected to result in liability of AcquisitionCo or its Subsidiaries in excess of $2,500,000, (4) AcquisitionCo’s or its Subsidiaries’ discovery of any occurrence or condition at any Facility, or on any real property adjoining or in the vicinity of any Facility, that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, the removal of which restriction would reasonably be expected to result in a liability of or require an expenditure by AcquisitionCo or its Subsidiaries in excess of $2,500,000, (5) any proposed acquisition of stock, assets, or property by AcquisitionCo or any of its Subsidiaries that could reasonably be expected to expose AcquisitionCo or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (6) any proposed action to be taken by AcquisitionCo or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject AcquisitionCo or any of its Subsidiaries to any additional obligations or requirements under Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (ii) Semi-Annual Report. Commencing on September 30, 2007, AcquisitionCo shall submit to the Administrative Agent a semi-annual written report on the status of (A) any non-compliance with Environmental Law, (B) any pending or threatened Environmental Claim, (C) any Remedial Action, and (D) if reasonably requested by the Administrative Agent, other matters related to AcquisitionCo or its Subsidiaries compliance with Environmental Law, in each case of (A) through (D) above, that that, in each case, could reasonably be expected to give rise to liability of or expenditures by AcquisitionCo or its Subsidiaries of $3,000,000 or more. Such report shall specify in reasonable detail (1) the status of the matter including any significant developments since the date of the prior report, (2) any technical reports or material correspondence prepared or received relating to the matter, (3) the proposed plan for resolution or completion of the matter, and (4) the anticipated cost to achieve such resolution or completion of the matter. Subject to Section 5.9(d) below, at the reasonable written request of the Administrative Agent, AcquisitionCo shall provide the Administrative Agent with copies of all material documents related to such matters that are in its or its Subsidiaries’ possession or control; and
               (iii) Subject to 5.9(d) below, AcquisitionCo shall also deliver to Administrative Agent and Lenders with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 5.9.
               (c) Right of Access and Inspection.
               (i) With respect to any matter disclosed pursuant to subsection (b) above, or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes either that AcquisitionCo or any of its Subsidiaries has breached any representation, warranty or covenant in this Agreement pertaining to environmental matters in any material respect, the Administrative Agent and its representatives shall have the right, but not the obligation, at any reasonable time and after reasonable notice, to enter into and observe the condition and operations of the Facilities as they relate to matters pertaining to Environmental Law (“Environmental Conditions”). Such access shall include, at the reasonable request of the Administrative Agent, an opportunity to review relevant documents and interview employees or representatives of AcquisitionCo or its Subsidiaries to the extent necessary to obtain information related to the Environmental Conditions at issue. AcquisitionCo shall reimburse the Administrative Agent for any reasonable costs incurred in conducting any such observations, including any reasonable consultants’ or lawyers fees relating thereto. At the reasonable request of the Administrative Agent, AcquisitionCo shall prepare a Phase I Report and conduct such tests and investigations as directed by the Administrative Agent for Environmental Conditions that could reasonably be expected to give rise to liability of or expenditures by AcquisitionCo or its Subsidiaries in excess of $3,000,000; provided, however, that any such tests or investigations shall not include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials, in, on or under the Facilities unless, based upon the Phase I Report, the Administrative Agent reasonably concludes that such sampling is commercially reasonable and necessary to evaluate any Environmental Conditions (x) with respect to any proposed sub-surface soil or ground water sampling, that could reasonably be expected to give rise to liability or expenditures by AcquisitionCo or its Subsidiaries in excess of $10,000,000 or (y) with respect to any other samplings, that could be reasonably be expected to give rise to liability or expenditures by AcquisitionCo or its Subsidiaries in excess of $7,000,000. Any such tests and investigations shall be conducted by a qualified environmental consulting firm reasonably acceptable to the Administrative Agent. If an Event of Default has occurred and is continuing, or if AcquisitionCo does not prepare a Phase I Report or conduct the requested tests and investigations in a reasonably timely manner, the Administrative Agent may, upon prior notice to AcquisitionCo, retain an environmental consultant, at AcquisitionCo’s expense, to prepare a Phase I Report and conduct such tests and investigations. AcquisitionCo and its Subsidiaries shall provide Administrative Agent and its consultants with access to the Facilities during normal business hours in order to complete any necessary inspections or sampling. The Administrative Agent will make commercially reasonable efforts to conduct any such investigations so as to avoid interfering with the operation of the Facility.
               (ii) Notwithstanding the Administrative Agent’s rights under subsection (c)(i) above, the Administrative Agent (and its representatives) shall also have the right, at its own cost and expense and upon reasonable prior notice to AcquisitionCo, to enter into and observe the Environmental Condition of the Facilities during normal business hours. Such inspections and observations may include such reviews as are necessary for the preparation of a Phase I Report, but may not, without AcquisitionCo’s prior written consent, include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials. The Administrative Agent may not exercise its rights under this subsection (c)(ii) more frequently than once per year at each Facility. The Administrative Agent’s decision to conduct an inspection pursuant to this subsection (c)(ii), shall not, in any way, limit the Administrative Agent’s rights to enter the Facilities, conduct inspections or obtain information under any provision in this Agreement or otherwise. The Administrative Agent (and its representatives) shall also have the right, at the cost and expense of Coffeyville Resources, to request any other existing reports, from time to time, as the Administrative Agent deems reasonable in its sole discretion; provided, however, that Coffeyville Resources shall not be required to (i) create or commission any environmental report and (ii) provide any existing environmental report if providing such environmental report to the Administrative Agent could result in adverse consequences for Holdings, Coffeyville Resources or any of their Affiliates arising from the loss of legal privilege or other material rights of Holdings, Coffeyville Resources or any of their Affiliates.
               (iii) The exercise of the Administrative Agent’s rights under subsections (c)(i) or (c)(ii) shall not constitute a waiver of any default by AcquisitionCo or any Subsidiary and shall not impose any liability on the Administrative Agent or any of the Lenders. In no event will any site visit, observation, test or investigation by the Administrative Agent be deemed a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law, and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Without express written authorization, which shall not be unreasonably withheld, neither AcquisitionCo nor any other party shall be entitled to rely on any site visit observation, test or investigation by the Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect AcquisitionCo or any other party against, or to inform AcquisitionCo or any other party of, any Hazardous Materials or any other adverse Environmental Condition affecting any of the Facilities. The Administrative Agent may in its reasonable discretion disclose to AcquisitionCo or, if so required by law, to any third party, any report or findings made as a result of, or in connection with, any site visit, observation, testing or investigation by the Administrative Agent. If the Administrative Agent reasonably believes that it is legally required to disclose any such report or finding to any third party, then the Administrative Agent shall use its reasonable efforts to give AcquisitionCo prior notice of such disclosure and afford AcquisitionCo the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of the Administrative Agent to give any such notice or afford AcquisitionCo the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. AcquisitionCo acknowledges that it or its Subsidiaries may be obligated to notify relevant Governmental Authorities regarding the results of any site visit, observation, testing or investigation by the Administrative Agent and that such reporting requirements are site and fact-specific, and are to be evaluated by AcquisitionCo without advice or assistance from the Administrative Agent. Nothing contained in this Section 5.9(c)(iii) shall be construed as releasing the Administrative Agent or the Lenders from any liability to the extent incurred as a result of their gross negligence or willful misconduct.
               (iv) If counsel to AcquisitionCo or any of its Subsidiaries reasonably determines (1) that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then AcquisitionCo or its Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent, AcquisitionCo and its Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.
     5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of AcquisitionCo (other than Holdings, Coffeyville Resources, any of their respective Domestic Subsidiaries and the Company, MergerSub 1 or MergerSub 2 and prior to an initial public offering, CVR), AcquisitionCo shall as soon as is practicable cause such Domestic Subsidiary (other than (i) non-wholly owned Domestic Subsidiaries owning total assets with an aggregate fair market value not to exceed $2,500,000 in the aggregate for all such non-wholly owned Domestic Subsidiaries or (ii) Domestic Subsidiaries owning total assets with an aggregate fair market value of less than $100,000, and not to exceed $1,000,000 in the aggregate for all such Domestic Subsidiaries, or generating total revenue for any twelve (12) month period of less than $100,000, and not to exceed $1,000,000 in the aggregate for all such Domestic Subsidiaries) to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of AcquisitionCo, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of AcquisitionCo; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.
     5.11. [Reserved].
     5.12. Interest Rate Protection. AcquisitionCo shall cause Coffeyville Resources to maintain Interest Rate Agreements as required under the terms of the Existing Credit Agreement.
     5.13. Swap Agreement. AcquisitionCo shall cause Coffeyville Resources to maintain the Swap Agreement to remain in place for a period of no less than four years after the Effective Date on terms and conditions as set forth in the Swap Agreement and otherwise reasonably satisfactory to the Arranger under the Existing Credit Agreement and shall cause Coffeyville Resources to not sell, assign or otherwise encumber any rights to receive payments under the Swap Agreement (other than pursuant to the Credit Documents under the Existing Credit Agreement) or enter into any agreement that has the practical effect of effectuating the foregoing.
     5.14. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents.
     5.15. Miscellaneous Business Covenants. Unless otherwise consented to by Administrative Agent or Requisite Lenders: AcquisitionCo will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.
     5.16. Compliance with Section 5 of the Existing Credit Agreement. AcquisitionCo and the Company shall cause Holdings and Coffeyville Resources to comply with the affirmative covenants set forth in Section 5 of each of the Existing Credit Agreement, the Opco Secured Credit Agreement and the Opco Unsecured Credit Agreement.
     5.17. Syndication.
               (a) Company agrees to cooperate with the Arranger, in connection with (i) the preparation of an information package regarding the business, operations, Projections and prospects of the Company including, without limitation, the delivery of all information relating to the transactions contemplated by this Agreement prepared by or on behalf of the Company deemed reasonably necessary by the Arranger in connection with the potential syndication of the Term Loans and (ii) the presentation of an information package acceptable in format and content to the Arranger in meetings and other communications with prospective Lenders in connection with the syndication of the Term Loans (including, without limitation, direct contact between senior management and representatives of the Company with prospective Lenders and participation of such persons in meetings). The Company shall be solely responsible for the contents of any such information package and presentation and acknowledges that the Arranger will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Term Loans and information provided by the Company or its representatives to the Arranger in connection with the Term Loans (including, without limitation, draft and execution versions of the Credit Documents and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks workspace) created for purposes of syndicating the Term Loans or otherwise, in accordance with the Arranger’s standard syndication practices (including hard copy and via electronic transmissions). Without limiting the foregoing, the Company authorizes the use of its logo in connection with any such dissemination.
               (b) At the request of the Arranger, the Company agrees to prepare a version of the information package and presentation that does not contain material non-public information concerning the Company or its affiliates or their securities. In addition, the Company agrees that unless specifically labeled “Private – Contains Non-Public Information”, no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Term Loans, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company or its affiliates or their securities.
               (c) To facilitate an orderly and successful syndication of the Term Loans, you agree that during the syndication period, which shall begin upon receipt by the Company of notification from the Arranger, the Company will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Company or any of its subsidiaries or affiliates (other than the Sponsors and the portfolio companies of the Sponsors) (other than any debt refinancing of the Term Loans, the loans under the Exiting Credit Agreement, the loans under the Opco Secured Credit Agreement or the loans under the Opco Unsecured Credit Agreement), including any renewals or refinancings of any existing debt facility or debt security without the prior written consent of the Arranger.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 6.
     6.1. Indebtedness. No Credit Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
               (a) the Obligations; and

               (b) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.
To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.1, Company may allocate (or reallocate) such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item.
     6.2. Liens. No Credit Party shall directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
               (a) Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
               (b) [Reserved];
               (c) [Reserved];
               (d) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; and
               (e) judgment Liens not otherwise constituting or arising out of an Event of Default pursuant to Section 8.1(h).
     6.3. [Reserved].
     6.4. No Further Negative Pledges. Except with respect to (a) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (b) restrictions pursuant to the Credit Documents, and (c) any other Permitted Lien but only to the extent to the assets to which such Permitted Lien attaches, no Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     6.5. Restricted Junior Payments. No Credit Party shall directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

               (a) any Credit Party may make Restricted Junior Payments to AcquisitionCo (and, to the extent applicable, AcquisitionCo or Company may make Restricted Junior Payments):
               (i) to the extent necessary to permit AcquisitionCo or Company or any direct or indirect parent company of AcquisitionCo or Company to pay legal, accounting and reporting expenses in the ordinary course of business;
               (ii) (A) at any time prior to the consummation of an IPO, to the extent necessary to permit AcquisitionCo or Company or any direct or indirect parent company of AcquisitionCo to pay general administrative costs and expenses and to pay reasonable directors fees and expenses, in an aggregate amount not to exceed $2,500,000 in any Fiscal Year (such amount to be inclusive of all Restricted Junior Payments under (and as defined in Section 6.5(a)(ii) of the Existing Credit Agreement), and (B) at any time after the consummation of an IPO, to the extent necessary to permit Parent to pay reasonable and customary general administrative costs and expenses and to pay reasonable and customary directors fees and expenses in the ordinary course of business and directly related to Parent’s ownership of Coffeyville Resources;
               (iii) to the extent necessary to permit AcquisitionCo or Company to discharge the tax liabilities (including franchise taxes) of AcquisitionCo or any of its Subsidiaries, in each case, so long as AcquisitionCo applies the amount of any such Restricted Junior Payment for such purpose;
               (iv) so long as no Default or Event of Default shall have occurred or be continuing, to repurchase stock of any Credit Party held by then present or former officers or employees of Credit Party or any of their respective Subsidiaries upon such person’s death, disability, retirement or termination of employment in an aggregate amount not to exceed $2,500,000 plus the proceeds of any keyman life insurance and purchases of Capital Stock of any Credit Party (or any parent of any Credit Party) by management in the aggregate in any Fiscal Year;
               (v) so long as no Default or Event of Default under Sections 8.1 (a), (f) or (g) shall have occurred or be continuing and without duplication of any amounts paid pursuant to Section 6.5(a)(v) of the Existing Credit Agreement, to the extent necessary to permit AcquisitionCo or Company to pay (1) management fees to the Sponsors in an amount not to exceed (A) $3,000,000 per Fiscal Year or (B) in connection with the consummation of any IPO, a one time management fee of $10,000,000, in each case pursuant to the Management Agreement, (2) customary investment banking fees paid to the Sponsors and their Affiliates for services rendered to AcquisitionCo and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (3) reasonable one-time financial advisory fees for transactions involving AcquisitionCo and its Subsidiaries in an amount not to exceed, with respect to both clauses (2) and (3), $750,000 in the aggregate per Fiscal Year, (4) in connection with the consummation of an IPO, such fees as are provided pursuant to the Management Agreement as in effect on the date hereof and (5) any indemnity obligations owed to the Sponsors pursuant to the Management Agreement; provided that (x) any of the foregoing fees and obligations that remain unpaid because of the occurrence or the continuance of a Default under Sections 8.1 (a), (f) or (g) or an Event of Default shall continue to accrue and (y) such accrued and unpaid fees shall be permitted to be paid (in addition to any amounts permitted by the foregoing clauses (1) through (5)), at any time as no Default under Sections 8.1 (a), (f) or (g) and no Event of Default shall exist;
               (vi) to the extent necessary to permit AcquisitionCo or Company to pay reasonable out-of-pocket expenses incurred by Sponsors in the ordinary course in connection with their management obligations;
               (vii) to the Sponsors solely for the purpose of funding the acquisition by Acquisition III LLC of the Capital Stock of the Managing GP from Coffeyville Resources in an amount not to exceed $20,000,000; and
               (viii) to consummate the AcquisitionCo Reorganization.
     6.6. Restrictions on Subsidiary Distributions. Except as provided herein, in the Existing Credit Agreement, in the Opco Secured Credit Agreement and the Opco Unsecured Credit Agreement, no Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company or AcquisitionCo to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company, AcquisitionCo or any other Subsidiary of Company or AcquisitionCo, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company, AcquisitionCo or any other Subsidiary of Company or AcquisitionCo, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iii) customary restrictions or conditions imposed by (x) law or (y) any of the Credit Documents, Credit Documents (as defined in the Opco Secured Credit Agreement), Credit Documents (as defined in the Existing Credit Agreement) or the Swap Agreement Documents, or restrictions or conditions imposed by the Partnership Agreement, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; (v) customary restrictions on net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and (vi) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (iii), and (iv) above and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vi) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are no less favorable to Company in any material respect as determined by the board of directors of Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements prior to such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing.
     6.7. Investments. No Credit Party shall directly or indirectly, make or own any Investment in any Person, including without limitation any Minority Investments, except:
               (a) Investments in Cash and Cash Equivalents;
               (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made on or after the Closing Date in any Holdings or Coffeyville Resource with the proceeds of the Loans hereunder or with the proceeds of equity contributions from the Sponsors and/or management;
               (c) [Reserved];
               (d) the AcquisitionCo Reorganization;
               (e) [Reserved];
               (f) [Reserved];
               (g) [Reserved];
               (h) Investments described in Schedule 6.7;
               (i) [Reserved];
               (j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 6.9;
               (k) [Reserved];
               (l) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business; and
               (m) Investments made or deemed to be made in connection with clauses (a) and (b) of the definition of “MLP Reorganization”.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 6.7, Company may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.
     6.8. Financial Covenants.

               (a) Interest Coverage Ratio. AcquisitionCo shall cause Coffeyville Resources not to permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007, to be less than the correlative ratio indicated:

Interest
Fiscal Quarter	Coverage Ratio
September 30, 2007	2.75:1.00
December 31, 2007	2.75:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.25:1.00
September 30, 2008	3.25:1.00
December 31, 2008	3.25:1.00
               (b) Total Leverage Ratio. AcquisitionCo shall cause Coffeyville Resources not to permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007, to exceed the correlative ratio indicated:

Fiscal	Leverage
Quarter	Ratio
September 30, 2007	4.25:1.00
December 31, 2007	4.00:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.00:1.00
September 30, 2008	2.75:1.00
December 31, 2008	2.50:1.00
               (c) Maximum Consolidated Capital Expenditures. AcquisitionCo shall cause Coffeyville Resources and its Subsidiaries not to make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Coffeyville Resources and its Subsidiaries in excess of the sum of (1) the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 100% of the excess, if any, of such amount for the previous Fiscal Year (without giving effect to any adjustments made in accordance with this proviso (provided that actual Consolidated Capital Expenditures in any Fiscal Year shall be first applied against any carryover from the prior Fiscal Year) and excluding any use of the Available Amount pursuant to subclause (2) below) over the actual amount of Consolidated Capital (as defined in the Existing Credit Agreement) Expenditures for such previous Fiscal Year:

Consolidated
Capital
Fiscal Year	Expenditures
2007	$375,000,000 plus the 2006 Carryover
2008	$125,000,000
and (2) the Available Amount as of the last day of such Fiscal Year (provided that no portion of the Available Amount (as defined in the Existing Credit Agreement) can be used for Consolidated Capital Expenditures until the entire amount available for Consolidated Capital Expenditure pursuant to clause (i)(1) of this section with respect to such Fiscal Year has been so expended).
               (d) Certain Calculations. With respect to any period during which a Permitted Acquisition (as defined in the Existing Credit Agreement) or an Asset Sale (as defined in the Opco Secured Credit Agreement) has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 and for determining pro forma compliance therewith (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA (as defined in the Opco Secured Credit Agreement) shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, projected by Holdings in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional costs, as the case may be, realizable during the twelve month period after such transaction by combining, in the case of a Permitted Acquisition (as defined in the Existing Credit Agreement), the operations of the acquired entity or business with the operations of Holdings and its Subsidiaries; provided that (i) so long as such net cost savings or additional net costs will be realizable at any time, during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA (as defined in the Opco Secured Credit Agreement), that such net cost savings or additional net cost will be realizable during the entire such period and (ii) any such pro forma increase or decrease to Consolidated Adjusted EBITDA (as defined in the Opco Secured Credit Agreement) shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA (as defined in the Opco Secured Credit Agreement), all of which pro forma adjustments shall be certified by the chief financial officer of Parent) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Coffeyville Resources and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans (as defined in the Opco Secured Credit Agreement) incurred during such period).
               (e) Right to Cure. Notwithstanding anything to the contrary contained in this Section 6.8, in the event that any Credit Party would otherwise be in default of any financial covenant set forth in this Section 6.8, until the 10th day subsequent to delivery of the related Compliance Certificate, AcquisitionCo shall have the right, but in any event no more than (i) two times in any twelve-month period and (ii) four times from the Effective Date to the date of determination, to issue Permitted Cure Securities for cash (which cash shall be contributed for the common equity capital of Coffeyville Resources), in either case in an aggregate amount equal to the lesser of (a) the amount necessary to cure the relevant failure to comply with all the applicable financial covenants and (b) $25,000,000, (collectively, the “Cure Right”), and upon the receipt by Coffeyville Resources of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such financial covenants shall be recalculated giving effect to the following pro forma adjustments:
               (i) Consolidated Adjusted EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
               (ii) if, after giving effect to the foregoing recalculations, the Credit Parties shall then be in compliance with the requirements of all financial covenants set forth in this Section 6.8, the Credit Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured for all purposes of the Agreement; and
               (iii) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Total Leverage Ratio for the period with respect to which such Compliance Certificate applies.
     6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall effect any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business), including without limitation any forward sale of production other than pursuant to Commodity Agreements not prohibited by Section 6.20 the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
               (a) (i) any Credit Party that is a Subsidiary of AcquisitionCo may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (ii) any non-Guarantor Subsidiary may be merged with or into any other non-Guarantor Subsidiary;
               (b) Investments made in accordance with Section 6.7;
               (c) the sale of the Managing GP to Acquisition III LLC so long as (i) Coffeyville Resources and its Subsidiaries receive consideration, in cash, at the time of such sale equal to at least the amount of the Restricted Payment actually paid to the Sponsors pursuant to Section 6.5(a)(vii) (the “GP Purchase Price”) and (ii) the net proceeds from such sale (after payment of any expenses) are applied in accordance with Section 2.14(a) of the Existing Credit Agreement;
               (d) any of Fertilizers or Refining may be merged with or into MergerSub 1 or MergerSub 2; provided that, each of MergerSub 1 and MergerSub 2 are direct wholly-owned Subsidiaries of CVR;
               (e) the Company may be merged with or into a direct wholly-owned Subsidiary of CVR;
               (f) the AcquisitionCo reorganization may be consummated; and
               (g) AcquisitionCo may sell shares of Capital Stock of CVR in CVR’s initial public offering or any secondary public offering.
     6.10. Disposal of Subsidiary Interests. Except for any pledge of the Capital Stock of Subsidiaries of the Company in effect on the Closing Date to secure the obligations under the Existing Credit Agreement, the obligations under the Opco Secured Credit Agreement or the obligations under any Hedge Agreement, and except as provided in the other Hedge Agreements (to the extent permitted by Section 6.20 of the Existing Credit Agreement, Section 6.20 of the Opco Secured Credit Agreement and Section 6.20 of the Opco Unsecured Credit Agreement), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law; provided, that the foregoing shall not apply (1) to the MLP Reorganization, (2) the initial public offering of the Capital Stock of CVR, (3) any future secondary public offering of the Capital Stock of CVR, (4) equity incentive plans related to the Capital Stock of AcquisitionCo. and /or CVR for employees, directors, officers and consultants of the Credit Parties and their Subsidiaries, and (5) stock grants by CVR to its employees.
     6.11. Sales and Lease-Backs. No Credit Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person in connection with such lease.
     6.12. Transactions with Shareholders and Affiliates. No Credit Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, on terms that are less favorable to such Credit Party than those that might be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between AcquisitionCo, the Company and any Guarantor Subsidiary or AcquisitionCo and the Company; (b) reasonable and customary fees and compensation paid to and any indemnity of members of the board of directors (or similar governing body) of Company and AcquisitionCo and their respective Subsidiaries; (c) compensation employee benefit, stock option and indemnification arrangements for officers and other employees of any Company and AcquisitionCo and their respective Subsidiaries entered into in the ordinary course of business; (d) transactions occurring on the Closing Date, those transactions described in Schedule 6.12 and the transactions described on Schedule 6.12(a); (e) Restricted Junior Payments permitted by Section 6.5 and Investments permitted by Section 6.7; (f) the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors as approved by the board of directors; (g) transactions pursuant to any customary registration rights and shareholder agreements with the shareholders of Credit Party or any direct or indirect parent entity of any Credit Party; and (h) intercompany agreements between and/or among any or all of the Managing GP, the MLP, Coffeyville Resources, Acquisition III LLC or CVR or any of their subsidiaries.
     6.13. Conduct of Business. From and after the Closing Date, no Credit Party shall engage in any business other than the ownership of the equity interests in Company, Holdings and CVR in the case of AcquisitionCo and of Holdings in the case of Company and activities incidental to such ownership and the businesses described on Form S-1.
     6.14. Permitted Activities of Credit Parties. Each Credit Party shall not fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

     6.15. Amendments or Waivers of Certain Related Agreements. Except as otherwise permitted by Section 5.13, no Credit Party shall agree, nor shall it permit any of its Subsidiaries to agree, to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver (which consent shall not be unreasonably withheld). No Credit Party shall agree, nor shall it permit any of its Subsidiaries to agree, to any amendment, restatement, supplement or other modification to, or waiver of, any of the Existing Credit Agreement, the Opco Secured Credit Agreement or the Opco Unsecured Credit Agreement after the Closing Date without obtaining the prior written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) to such amendment, restatement, supplement or other modification or waiver.
     6.16. Equity Offering. No Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate a registered initial public offering or secondary registered offering of voting Capital Stock of any Credit Party or any of their respective Subsidiaries, unless the issuer of such voting Capital Stock becomes a Guarantor prior to, in connection with or immediately after the consummation of such offering.
     6.17. Fiscal Year. No Credit Party shall change its Fiscal Year-end from December 31.
     6.18. Organization. Each of Company and Fertilizers shall at all times be a direct wholly-owned subsidiary of (i) at any time prior to an initial registered public offering, AcquisitionCo or CVR and (ii) at any time after an initial registered public offering, CVR, except that prior to an IPO, John Lipinski may own no greater than 5% of Fertilizers and Company. Neither Company nor AcquisitionCo shall issue securities in an initial registered public offering, and CVR shall be the entity that issues any public securities.
     6.19. AcquisitionCo. Reorganization. After the implementation of the AcquisitionCo. Reorganization, all references in this Agreement to AcquisitionCo. shall be deemed to refer to both AcquisitionCo. and Coffeyville Acquisition II LLC; provided, that each of AcquisitionCo. and Coffeyville Acquisition II LLC shall guaranty 50% of the Obligations on a several, but not joint basis.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
               (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
               (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;
               (c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;
               (d) payment by any Guarantor (or any Sponsor pursuant to the terms of the applicable Sponsor Guaranty) of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
               (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person

(including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and
               (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of AcquisitionCo or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations; and (ix) any law, regulation, decree or order of any jurisdiction adversely effecting the Guaranteed Obligations.
     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct, gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Loan Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Loan Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Term Loan Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Company. Any Loan may be made to Company or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) Without limiting any Guarantor’s ability to file a voluntary bankruptcy petition in respect of itself, so long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
               (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
               (c) In the event that all or any portion of the Guaranteed Obligations are paid by Company (or any Sponsor pursuant to the terms of the applicable Sponsor Guaranty), the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default . If any one or more of the following conditions or events shall occur:
               (a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
               (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) breach or default by Coffeyville Resources under the Swap Agreement, if the effect of such breach or default is to permit the holder or holders of that Indebtedness to terminate the Swap Agreement and all or substantially all of the outstanding transactions thereunder; or
               (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.2, Section 5.13 or Section 6; or
               (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
               (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or
               (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of AcquisitionCo or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against AcquisitionCo or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over AcquisitionCo or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of AcquisitionCo or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of AcquisitionCo or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
               (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) AcquisitionCo or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or AcquisitionCo or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or (ii) AcquisitionCo or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of AcquisitionCo or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
               (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving at any time an amount in excess of $20,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against AcquisitionCo or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
               (i) Dissolution. Any order, judgment or decree shall be entered against any AcquisitionCo or any Significant Subsidiary decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of sixty days; or
               (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of AcquisitionCo, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $20,000,000 during the term hereof; or

(ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA on property or assets with a fair market value in excess of $20,000,000;
               (k) Change of Control. A Change of Control shall occur; or
               (l) Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) either Sponsor Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Sponsor party to a Sponsor Guaranty shall repudiate in writing its obligations thereunder, (iii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iv) any Credit Party or either Sponsor party to a Sponsor Guaranty (with respect to such Sponsor’s Sponsor Guaranty) shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f), 8.1(g) or 8.1(l)(ii) with respect to the Company, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate; and (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations.
SECTION 9. ADMINISTRATIVE GENT
     Appointment of Administrative Agent. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for AcquisitionCo or any of its Subsidiaries.

     9.1. Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to the Arranger, upon the Arranger’s request, a copy of the Register, (ii) cooperate with the Arranger in granting access to any Lenders who the Arranger identifies to the Platform and (iii) maintain the Arranger’s access to the Information Site.
     9.2. General Immunity.
               (a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of any Credit Party, and Lender or any person providing the Settlement Service to the Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or any knowledge as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or any Event of Default.
               (b) Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Credit Documents except to the extent such action or omission resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5), and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for AcquisitionCo and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
               (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

     9.3. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with AcquisitionCo or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.4. Lenders’ Representations, Warranties and Acknowledgment.
               (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of AcquisitionCo and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of AcquisitionCo and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
               (b) Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     9.5. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent (and any prior Administrative Agent), to the extent that the Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements except to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulted from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.6. Successor Administrative Agent Administrative Agent may resign at any time by giving five days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon one Business Day’s notice to Company, to appoint a successor Administrative Agent with the consent of Company, not to be unreasonably withheld. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the third day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
     9.7. Guaranty.
               (a) Administrative Agent under Guaranty. Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty and the Sponsor Guaranties. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Sponsor from the applicable Sponsor Guaranty in accordance with the terms thereof or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
               (b) Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to enforce the Guaranty or any Sponsor Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof.
SECTION 10. MISCELLANEOUS
     10.1. Notices.
          (a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Arranger, or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Administrative Agent shall be effective until received by the Administrative Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.
          (b) Electronic Communications.
               (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

               (ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
               (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

               (iv) Each of the Credit Parties, the Lenders and the Administrative Agent agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
     10.2. Expenses. Upon the execution and delivery of this Agreement, Company agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable out-of-pocket costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable out-of-pocket fees, expenses and disbursements of one special counsel to Administrative Agent, one local counsel in each relevant jurisdiction and one counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual and reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the syndication of the Loans and Term Loan Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents or from any Sponsor under any Sponsor Guaranty by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty or any Sponsor Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
               (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Arranger, Administrative Agent, Lender and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of the Administrative Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

               (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, the Arranger, the Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and AcquisitionCo and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     10.5. Amendments and Waivers.
               (a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.
               (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
               (i) extend the scheduled final maturity of any Loan or Note;
               (ii) [Reserved];
               (iii) [Reserved];
               (iv) [Reserved];

               (v) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;
               (vi) extend the time for payment of any such interest or fees;
               (vii) reduce the principal amount of any Loan;
               (viii) terminate or release any Sponsor Guaranty;
               (ix) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
               (x) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date; or
               (xi) release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.
               (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
               (i) increase any Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Term Loan Commitment of any Lender;
               (ii) [Reserved];
               (iii) [Reserved];
               (iv) [Reserved];
               (v) [Reserved];
               (vi) [Reserved]; or
               (vii) amend, modify, terminate or waive any provision of Section 9 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent.
               (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments,

modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
               (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
               (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Term Loan Commitments):

               (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and
               (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and consented to by Administrative Agent (such consent not to be unreasonably withheld or delayed), with notice to the Company, except in the case of assignments by or to the Arranger; provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Term Loan Commitments and Term Loans of the assigning Lender) with respect to the assignment of Term Loans.
               (d) Mechanics. Assignments and assumptions of Term Loans and Term Loan Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a resignation and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).
               (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Term Loan Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).
               (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect the Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
               (g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than AcquisitionCo, any of its Subsidiaries or any of its Affiliates) in all or any part of its Term Loan Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.18(c), 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) subject to clause (i) above, a participant that would be a Non-US Lender (or that would otherwise be required to deliver a form referred to in Section 2.20(c) to avoid deduction or withholding of United States federal income tax with respect to payments made by a Credit Party under any of the Credit Documents) if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to be subject to Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (i) and (ii) of this sentence, nothing herein shall require any notice to the Company or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
               (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     10.10. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or the Administrative Agent or Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE APPLICATION OF LAWS OF ANOTHER STATE.
     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT OR ANY ASSIGNMENT AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND

UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. The Administrative Agent (which term shall for the purposes of this Section 10.17 include the Arranger), and each Lender shall hold all non-public information regarding AcquisitionCo, Company and their respective Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, the Administrative Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Administrative Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) in each case, who agree to keep the information confidential in accordance with this Section 10.17, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Company and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from the Administrative Agent or any Lender, (iv) disclosures in connection with the exercise of remedies hereunder or under any other Credit Document or any Sponsor Guaranty, and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.23. No Fiduciary Duty. The Administrative Agent, the Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Company. Company agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Company, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Company, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Company on other matters) or any other obligation to Company except the obligations expressly set forth in the Credit Documents and (iv) Company has consulted its own legal and financial advisors to the extent it deemed appropriate. Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Company agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Company, in connection with such transaction or the process leading thereto.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE ACQUISITION, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

Parent Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Sole Lead Arranger and Sole Bookrunner
By:	/s/ Walter A. Jackson
Authorized Signatory

Parent Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent
By:	/s/ Walter A. Jackson
Authorized Signatory

Parent Credit Agreement

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT
Term Loan Commitments

		Pro
Lender	Term Loan Commitment	Rata Share
Goldman Sachs Credit Partners L.P.	$75,000,000	100%
Total	$75,000,000	100%
APPENDIX A-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
COFFEYVILLE REFINING & MARKETING
HOLDINGS, INC.
and each other Credit Party
Coffeyville Resources, LLC
10 East Cambridge Circle, Suite #250
Kansas City, Kansas 66103
Attention: James T. Rens
Telecopier: (913) 981-0000
in each case, with a copy to:
Goldman Sachs Capital Partners
85 Broad Street, 10th Floor
New York, NY 10004
Attention: Ken Pontarelli
Telecopier: (212) 357-5505
and
Kelso & Company
320 Park Ave., 24th Floor
New York, New York 10022
Attn: James Connors — Managing Director & General Counsel
Telecopier: (212) 223-2379
APPENDIX B-2

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Sole Lead Arranger, Sole Bookrunner, Administrative Agent and a Lender
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Lawrence Writer
Telecopier: (212) 902-3000
with a copies to:
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: SBD Operations
Telecopier: (212) 428-1622
E-mail: gsd.link@gs.com
APPENDIX B-3